Intralinks Acquires Document Security Leader docTrackr

Intralinks also gives customers sole control over data encryption keys, further strengthening security and data privacy

New York, NY, April 23, 2014 — Intralinks® Holdings, Inc. (NYSE: IL), a global SaaS provider of inter-enterprise content management and collaboration solutions, today announced the acquisition of docTrackr, a leading provider of document security solutions. docTrackr’s innovative security and digital rights management (DRM) technology will be integrated into the Intralinks platform. In addition, Intralinks announced a new service that gives organizations exclusive control over their data encryption keys, further strengthening security and data privacy by ensuring that only the key holders can access files in a readable format.

“With the acquisition of docTrackr and the availability of customer managed encryption keys, Intralinks becomes the de facto standard for collaboration and file sharing of valuable information where security, privacy and regulatory compliance are key concerns,” said Ron Hovsepian, CEO Intralinks. “docTrackr’s unique technology requires no plug-ins or viewers, allowing organizations to expand significantly their use of DRM without compromising user experiences. With docTrackr’s technology integrated into the Intralinks platform, users have lifetime control over their data and always know how documents are being used and distributed.”

The acquisition of docTrackr reflects Intralinks’ commitment to supporting the most demanding use-cases with the industry’s strongest security and data privacy. docTrackr’s innovative technologies protect and track PDF, Word, Excel and PowerPoint documents, no matter where those documents are stored, shared or used. Uniquely, docTrackr combines rich document analytics, audit trails of all document activities, dynamic policy management (so that document rights can be updated, even for downloaded files) and a plug-in free deployment to ease user adoption and reduce operational support requirements. docTrackr technology is so easy to use that DRM can be used by default for every shared document. docTrackr has partnered with a number of companies, including serving as the security and DRM partner for storage and file sharing company Box and supporting DRM for Google Gmail.

“When we needed a collaboration solution for sharing sensitive financial and customer data, Intralinks was the obvious choice,” said Ashish Shah, CEO SNS Technology. “Digital rights management and customer-managed keys make sure we’re in control of our data at all times. A lot of companies talk about security and data privacy, but Intralinks actually delivers a solution we can trust.”

docTrackr’s technology will significantly enhance the DRM capabilities of the existing Intralinks platform and products, providing stronger document support, richer auditing capabilities, better controls and a much simpler user experience that will make DRM protection seamless for users.

“The combination of Intralinks and docTrackr will result in a unique solution that provides powerful protection for business documents wherever they travel,” said Clement Cazalot, CEO docTrackr. “Together, we will give enterprise CSOs and CTOs confidence so they can share their most valuable information with partners, customers and remote workers, and retain visibility and full control over their data at all times. Of all the companies offering collaboration and file sharing solutions, Intralinks was the right match because of their clear commitment to information security. We are very excited to join the Intralinks team.”

While DRM is critical to protecting content that has been shared beyond the enterprise boundary, customer-managed encryption keys (CMKs) allow enterprises to maintain full control of their hosted content without disrupting information sharing with customers and partners – a ‘best of both worlds’ for security and regulation-sensitive customers. With Intralinks CMK service, customers will be provisioned with dedicated encryption keys. Customers with their own encryption keys will be able to maintain total control of their content, while avoiding difficult on-premise application deployments that create IT complexity and operational expense.

Availability and Pricing
docTrackr is ready for beta today and will be generally available during summer 2014. Customer managed keys will be in beta in a few weeks and will also be generally available during summer 2014. For more information, contact us at SecureCollaboration@intralinks.com.

About Intralinks
Intralinks Holdings, Inc. (NYSE: IL) is a leading, global technology provider of inter-enterprise content management and collaboration solutions. Through innovative Software-as-a-Service solutions, Intralinks solutions are designed to enable the secure and compliant exchange, control, and management of information between organizations when working through the firewall. More than 2.7 million professionals at 99% of the Fortune 1000 companies have depended on Intralinks' experience. With a track record of enabling high-stakes transactions and business collaborations valued at more than $23.5 trillion, Intralinks is a trusted provider of easy-to-use, enterprise strength, cloud-based collaboration solutions. For more information, visit www.intralinks.com.

Forward Looking Statements
The forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are express or implied statements that are not based on historical information and include, among other things, statements concerning Intralinks’ plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control and could cause actual results to differ materially from those contemplated in these forward-looking statements. Accordingly, there can be no assurance that the results or commitments expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof.  As such, Intralinks undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For a detailed list of the factors and risks that could affect Intralinks’ financial results, please refer to Intralinks public filings with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year-ended December 31, 2013.  Intralinks undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Trademarks and Copyright
“Intralinks” and Intralinks’ stylized logo are the registered trademarks of Intralinks, Inc. This press release may also refer to trade names and trademarks of other organizations without reference to their status as registered trademarks. Solely for convenience, the trademarks and trade names in this press release may be referred to without the ®, ™ and SM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. © 2014 Intralinks, Inc. All rights reserved.

Media Contact:
Ian Bruce
Intralinks Holdings, Inc.
508-574-2016
ibruce@intralinks.com

Investor Contact:
Dave Roy
Intralinks Holdings, Inc.
212-342-7690
droy@intralinks.com